CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Capital World Bond Fund, Inc.:

We consent to (a) the use in this Post-Effective Amendment 28 to Registration Statement No. 33-12447 on Form N-1A of our report dated November 9, 2005 appearing in the Financial Statements which are included in Part B, the Statements of Additional Information of such Registration Statement, (b) the references to us under the heading "General Information" in such Statement of Additional Information and (c) the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
November 28, 2005